Exhibit 15.1

Our refSQG/675005-000001/28702868v1

Direct tel+852 2971 3006

EmailDerrick.Kan@maples.com

ATOUR LIFESTYLE HOLDINGS LIMITED

1st Floor, Wuzhong Building,

618 Wuzhong Road,

Minhang District, Shanghai, 201103

People’s Republic of China

April 26, 2024

Dear Sir and/or Madam

ATOUR LIFESTYLE HOLDINGS LIMITED

We have acted as legal advisers as to the laws of the Cayman Islands to ATOUR LIFESTYLE HOLDINGS LIMITED, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (the “Form 20-F”).

We hereby consent to the reference of our firm under the heading “Item 10. Additional Information – E. Taxation – Cayman Islands Taxation” in the Form 20-F, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statement on Form S-8 (No. 333-269575) that was filed on 6 February 2023, pertaining to the Company’s Public Company Share Incentive Plan.

We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP